EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Mike Ogburn Churchill Downs Incorporated (502) 636-4415(office) (502)262-0224(mobile> mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED COMPLETES FAIR GROUNDS RACE COURSE
AND RELATED ACQUISITIONS

LOUISVILLE, Ky. (Oct. 15, 2004) — Churchill Downs Incorporated (Nasdaq: CHDN) (“CDI” or the “Company”) today announced that it successfully closed its $47 million transaction to acquire Fair Grounds Race Course (“Fair Grounds”) in New Orleans and its five off-track betting (“OTB”) facilities. CDI also announced it closed the acquisitions of two related New Orleans-area operations, Finish Line Management Corp. (“Finish Line”) and Video Services, Inc. (“VSI”).

        Thomas H. Meeker, CDI’s president and chief executive officer, said the racetrack acquisition marks a new chapter for both CDI and Fair Grounds.

        “This is an exciting day for CDI, Fair Grounds, horsemen and racing fans across the country as we bring together a legendary racing company and the nation’s third-oldest racetrack,” said Meeker. “Under our stewardship, we will work to renew Fair Grounds’ legacy as one of the nation’s top destinations for winter racing. We will reinvest in the facility, deliver an outstanding live racing product and distribute this product through CDI’s unrivaled simulcast platform.

        “In acquiring Fair Grounds, we also advance our Company’s strategic objectives,” continued Meeker. “We enter the Louisiana market and create a broader racing circuit for our horsemen. We supplement our full-year racing calendar and offer a full-year simulcast product. In addition, for the first time in our history, we are afforded the opportunity to utilize alternative gaming as a means to strengthen the racetrack’s purse program.”

        Meeker added, “Now that we have completed the acquisition, we can turn 100 percent of our focus to the upcoming race meet. Our staff and Fair Grounds management have made great strides in recent weeks to prepare for this meet and the racetrack’s integration with CDI. We will concentrate on improving conditions in the stable area and creating marquee racing days that will showcase Louisiana racing at its finest. Most important, we will continue meeting with neighborhood, business and political leaders with a view toward building strong and lasting partnerships with the community.”

        In the related transactions, CDI acquired the assets of Finish Line, which consists primarily of five OTB facilities in the New Orleans area. CDI also acquired VSI, the owner and operator of more than 700 video poker machines in nine locations that include Fair Grounds, the racetrack’s five OTBs and three Finish Line OTBs. CDI acquired Finish Line and VSI for a total of $10.5 million.

        “These acquisitions provide CDI with existing OTBs and video poker operations as well as management expertise that will provide a seamless experience for our customers,” explained Meeker. “For the first time, Fair Grounds, Finish Line OTBs and VSI will have unified ownership, which we believe will bring operational synergies and efficiencies that will benefit our patrons and our Company.”

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700 CENTRAL AVENUE o LOUISVILLE, KY 40208 o P: (502) 636-4400 o churchilldownsincorporated.com

Churchill Downs Incorporated Completes Fair Grounds Race Course And Related Acquisitions

Oct. 15, 2004

        The Fair Grounds and related acquisitions increase CDI’s portfolio to seven racetracks and 22 OTBs in six states. CDI’s live racing operations are as follows: Arlington Park in Arlington Heights, Ill.; Calder Race Course in Miami; Churchill Downs in Louisville, Ky.; Ellis Park in Henderson, Ky.; Fair Grounds Race Course in New Orleans; Hollywood Park in Inglewood, Calif.; and Hoosier Park in Anderson, Ind.

        CDI’s financial advisor for the Fair Grounds and related acquisitions was Lazard. Legal advisors for CDI were Lemle & Kelleher L.L.P., Wyatt, Tarrant & Combs LLP, and Skadden, Arps, Slate, Meagher & Flom LLP.

        Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horse racing venues throughout the United States. The Company’s seven racetracks in California, Florida, Illinois, Indiana, Kentucky and Louisiana host 123 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiative; a substantial change in law or regulations affecting our pari-mutuel activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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